Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series B	$25,000,000	$767.50

______________
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The filing fee of $767.50 is being paid in connection with the registration of these Medium-Term Notes.

PRICING SUPPLEMENT NO. 14	Rule 424(b)(2)
DATED: June 12, 2007	File No. 333-136666
(To Prospectus dated August 16, 2006,
and Prospectus Supplement dated August 16, 2006)

THE BEAR STEARNS COMPANIES INC.
Medium-Term Notes, Series B

Principal Amount: $25,000,000*	Floating Rate Notes [ ]	Book Entry Notes [x]
Original Issue Date: 6/18/2007	Fixed Rate Notes [x]	Certificated Notes [ ]
Final Maturity Date: 12/1/2014	CUSIP#: 073928W41

Option to Extend Maturity:	No Yes	[x] [ ] Final Maturity Date:
Redeemable On	Redemption Price(s)	Optional Repayment Date(s)	Optional Repayment Price(s)
N/A	N/A	N/A	N/A

Applicable Only to Fixed Rate Notes:
Interest Rate: 6.12%		Payment Amount: ***
Interest Payment Dates: **		Amortization of Principal: ****
Applicable Only to Floating Rate Notes:
Interest Rate Basis:		Maximum Interest Rate: N/A
[ ]	Commercial Paper Rate	Minimum Interest Rate: N/A
[ ]	Federal Funds Effective Rate
[ ]	Federal Funds Open Rate	Interest Reset Date(s): Daily
[ ]	Treasury Rate	Interest Reset Period: On the same business day as each Interest Reset Date
[ ]	LIBOR Reuters	Interest Payment Date(s):
[ ]	LIBOR Telerate
[ ]	Prime Rate
[ ]	CMT Rate
Initial Interest Rate:		Interest Payment Period:
___________________

* Commencing December 1, 2010, the Notes will be subject to monthly amortization on the 1st calendar day of each month in the aggregate amounts set forth under footnote **** below, up to but excluding, December 1, 2014, the final maturity date. Amortization payments will be made on the interest payment dates. The Notes will be issued in minimum denominations of $100,000 and increased in multiples of $1,000.
** Commencing July 1, 2007, interest will be payable monthly on the 1st calendar day of each month up to and including the final maturity date. The initial interest accrual period will be from and including June 18, 2007, to but excluding July 2, 2007.
*** Interest will accrue based upon a 360-day year and the actual number of days elapsed from and including the accrual begin date to but excluding the accrual end date set forth below. If any accrual end date is not a Business Day, interest for that period will be paid to but excluding the next Business Day. Interest payments will equal the product of (a) 0.0612, (b) the actual number of days elapsed divided by 360, and (c) the principal amount at the start of the applicable period.

Index Maturity:
Spread (plus or minus):

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.
We intend to treat the Notes as variable rate debt instruments that bear interest that is unconditionally payable at least annually at a single qualified floating rate for U.S. federal income tax purposes.

CERTAIN ERISA CONSIDERATIONS

Investors subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") and other benefit plan investors should review the section entitled "ERISA Considerations" in the base prospectus. Investors should note the discussion of the new statutory exemption in the recently enacted Pension Protection Act of 2006 for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a plan subject to ERISA and/or Section 4975 of the Code (a "Plan"), or because they are related to a service provider. Generally, the new exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this new statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing securities on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we nor our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this new exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the administrative and statutory exemptions (including the new exemption discussed herein) described in the base prospectus.

A fiduciary of a Plan or a plan subject to provisions of applicable federal, state or local law similar to the foregoing provisions of ERISA or the Code ("Similar Law") purchasing the Notes, or in the case of certain IRAs, the grantor or other person directing the purchase of the Notes for the IRA, shall be deemed to represent, by its purchase, that its purchase, holding, and disposition of the Notes does not constitute a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or a non-exempt violation of Similar Law.
___________________________

****
Accrual Begin Date	Accrual End Date	Principal Balance
6/18/2007	7/1/2007	25,000,000.00
7/1/2007	8/1/2007	25,000,000.00
8/1/2007	9/1/2007	25,000,000.00
9/1/2007	10/1/2007	25,000,000.00
10/1/2007	11/1/2007	25,000,000.00
11/1/2007	12/1/2007	25,000,000.00
12/1/2007	1/1/2008	25,000,000.00
1/1/2008	2/1/2008	25,000,000.00

Accrual Begin Date	Accrual End Date	Principal Balance
2/1/2008	3/1/2008	25,000,000.00
3/1/2008	4/1/2008	25,000,000.00
4/1/2008	5/1/2008	25,000,000.00
5/1/2008	6/1/2008	25,000,000.00
6/1/2008	7/1/2008	25,000,000.00
7/1/2008	8/1/2008	25,000,000.00
8/1/2008	9/1/2008	25,000,000.00
9/1/2008	10/1/2008	25,000,000.00
10/1/2008	11/1/2008	25,000,000.00
11/1/2008	12/1/2008	25,000,000.00
12/1/2008	1/1/2009	25,000,000.00
1/1/2009	2/1/2009	25,000,000.00
2/1/2009	3/1/2009	25,000,000.00
3/1/2009	4/1/2009	25,000,000.00
4/1/2009	5/1/2009	25,000,000.00
5/1/2009	6/1/2009	25,000,000.00
6/1/2009	7/1/2009	25,000,000.00
7/1/2009	8/1/2009	25,000,000.00
8/1/2009	9/1/2009	25,000,000.00
9/1/2009	10/1/2009	25,000,000.00
10/1/2009	11/1/2009	25,000,000.00
11/1/2009	12/1/2009	25,000,000.00
12/1/2009	1/1/2010	25,000,000.00
1/1/2010	2/1/2010	25,000,000.00
2/1/2010	3/1/2010	25,000,000.00
3/1/2010	4/1/2010	25,000,000.00
4/1/2010	5/1/2010	25,000,000.00
5/1/2010	6/1/2010	25,000,000.00

Accrual Begin Date	Accrual End Date	Principal Balance
6/1/2010	7/1/2010	25,000,000.00
7/1/2010	8/1/2010	25,000,000.00
8/1/2010	9/1/2010	25,000,000.00
9/1/2010	10/1/2010	25,000,000.00
10/1/2010	11/1/2010	25,000,000.00
11/1/2010	12/1/2010	25,000,000.00
12/1/2010	1/1/2011	24,964,585.84
1/1/2011	2/1/2011	24,933,235.05
2/1/2011	3/1/2011	24,901,719.04
3/1/2011	4/1/2011	24,857,337.07
4/1/2011	5/1/2011	24,825,421.07
5/1/2011	6/1/2011	24,789,116.56
6/1/2011	7/1/2011	24,756,841.04
7/1/2011	8/1/2011	24,720,186.77
8/1/2011	9/1/2011	24,687,547.99
9/1/2011	10/1/2011	24,654,737.21
10/1/2011	11/1/2011	24,617,562.21
11/1/2011	12/1/2011	24,584,382.61
12/1/2011	1/1/2012	24,546,848.81
1/1/2012	2/1/2012	24,513,296.55
2/1/2012	3/1/2012	24,479,567.47
3/1/2012	4/1/2012	24,437,337.58
4/1/2012	5/1/2012	24,403,208.19
5/1/2012	6/1/2012	24,364,750.40
6/1/2012	7/1/2012	24,330,238.47
7/1/2012	8/1/2012	24,291,408.52
8/1/2012	9/1/2012	24,256,510.09
9/1/2012	10/1/2012	24,221,427.74

Accrual Begin Date	Accrual End Date	Principal Balance
10/1/2012	11/1/2012	24,182,042.87
11/1/2012	12/1/2012	24,146,568.07
12/1/2012	1/1/2013	24,106,801.41
1/1/2013	2/1/2013	24,070,930.10
2/1/2013	3/1/2013	24,034,869.75
3/1/2013	4/1/2013	23,986,361.57
4/1/2013	5/1/2013	23,949,855.53
5/1/2013	6/1/2013	23,909,085.64
6/1/2013	7/1/2013	23,872,172.37
7/1/2013	8/1/2013	23,831,006.29
8/1/2013	9/1/2013	23,793,681.54
9/1/2013	10/1/2013	23,756,160.09
10/1/2013	11/1/2013	23,714,402.34
11/1/2013	12/1/2013	23,676,463.08
12/1/2013	1/1/2014	23,634,298.89
1/1/2014	2/1/2014	23,595,937.48
2/1/2014	3/1/2014	23,557,373.91
3/1/2014	4/1/2014	23,506,592.85
4/1/2014	5/1/2014	23,467,558.43
5/1/2014	6/1/2014	23,424,328.82
6/1/2014	7/1/2014	23,384,860.88
7/1/2014	8/1/2014	23,341,209.51
8/1/2014	9/1/2014	23,301,303.52
9/1/2014	10/1/2014	23,261,187.23
10/1/2014	11/1/2014	23,216,905.12
11/1/2014	12/1/2014	23,176,344.05